Sino Gas Fourth Quarter and Full Year 2008 Earnings Conference Call

Mr. Yu-Chuan Liu, President and CEO; Mr. Yu-gang Zhang, Chief Financial Officer
Ms. Chun-ying Chai – IR officer
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Ms. Chun-ying Chai: Introduction and Safe Harbor

Good morning everyone and welcome to Sino Gas’ earnings conference call for the fourth quarter and full fiscal year 2008.  I am Chun-ying Chai, IR officer of Sino Gas International Holdings.

With us today are the company’s Chairman and CEO, Mr. Yu-chuan Liu, and Chief Financial Officer, Mr. Yu-gang Zhang.

Before I turn the call over to Mr. Liu, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, April 1, 2009.  Sino Gas assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a replay will be available for 14 days. Please find the access information for replays in our press release announcing this earnings conference call. The press release can be found at our corporate website, www.sino-gas.com.

And now it’s my pleasure to turn the call over to Sino Gas’ Chairman and CEO, Mr. Liu for opening remarks.  I will translate Mr. Liu’s introduction.

Mr. Yu-chuan Liu: Opening Remarks

Thank you Ms. Chai

Good morning ladies and gentlemen and welcome to Sino Gas’ fourth quarter and fiscal year 2008 earnings results conference call.

The total revenue of the whole year of 2008 increased 5.83% was mainly due to the 66.71% more gas sold compared with 2007. Gas sales in 2008 amounted to $12,160,959, while, gas sales amount was $7,294,608. The Significant increase from Gas Sales was able to offset the decrease of Connection Fees. Our revenue of the fourth quarter of 2008 decreased 30.24% compared with the fourth quarter of 2007.

In the fourth quarter, the company made a profit of $0.94 Million. Because of the increase of the management expenses，some significant contingent expenses, higher income tax expense, and lower revenue from connection fees, net income of the whole year of 2008 felt to $1.6 million.

At the beginning of 2008, Chinese government implemented a series of policies and regulations to curb inflation and property market. This, together with the worldwide financial crisis in 2008, has resulted in a slowdown of real estate market in China. The worldwide financial crisis has put stop on our debt financing which was planned to finish in the second quarter. This has postponed our expansion plan, reduced our working capital and resulted in profit declining. We can’t achieve the profit target set at the beginning of the year, which was based on the assumption that the company could secure the debt financing. Despite the unfavorable capital market and slowdown of real estate market, the company still managed to maintain its sales in 2008 comparable to 2007.

In the last few months, Chinese government has changed its policy, and put boosting overall economy and helping businesses as its top priority. Chinese government has adopted new policies to address the slowdown of real estate market, such as reducing stamp duties, transactions fees, lowering interest rate, and loosening bank lending policy. Chinese government has also decided to inject a massive stimulus package to boost the overall economy, including allocation of fund for mass housing projects. We have seen some signs of recovery of real estate market in China in the last couple of months.

Even with the current slowdown of real estate market, we see the growth trend of the real estate market will not change in the future because of the continuous urbanization in China. Chinese government continues to support use of clean energy.  Therefore, in the next several months, we expect to see the return of growth of household connections, especially in small-to-medium sized cities where the real estate market is at an early developing stage.

The current worldwide financial crisis has actually created pricing opportunity for us to acquire good projects since those projects could be sale at attractive price. We signed agreement to acquire one new project for good price at the end of 2008. It is anticipated that the completion of the acquisition will bring the company around 9,000 new residential customers in the coming three years.

In 2008, we continue to invest in fixed assets with cash generated from operating activities to enlarge and improve our gas distribution network. Sino Gas has a leadership role in the natural gas distribution marketplace, a strong management team and a comprehensive business strategy for growth. We are optimistic that we are well positioned for the future growth, and will be able to take the opportunity once things and capital market are improved.

I would now like to give this meeting over to Mr. Yugang Zhang, our CFO, for a detailed presentation of our latest operations and financial results.

Thank you.

Mr. Yu-gang Zhang: Operations and Financial Results

Thank you, Mr. Liu.

I will start with sales overview for 2008.

We generate revenues from two sources: 1. connection fees for constructing connections to our natural gas distribution network, 2. sales of natural gas.

First  gas sales.

Demand for natural gas continues to be strong in China, and the natural gas industry continues to grow to meet that demand. Natural gas accounts for only 3.0% of China’s total energy consumption, and is forecast to account for 10.0% of China’s total energy consumption by 2020, especially with the strong support from Chinese government for clean energy policy. With more and more users being added to our gas distribution network, the gas sales have been increasing year to year on strong growth.

Secondly connection fees, our second revenue channel.

The Connection Fees has significantly decreased compared to 2007. As Mr. Liu just explained, our business has closely tied to Real Estate Market, and capital availability. The decrease of Connection Fees resulted from the following:

1) the slowdown of real estate market, has negatively affected Real Estate developers, our customers, to grant new contracts to us to perform new gas connection service.

2)The real estate developers also started to postpone the execution of some existing contracts for connection services.

3)The unfavorable capital market has forced us to scale back our operation.  In 2007, with capital fund raised in capital market, we were be able to acquire a few new projects, which contributed bulk of increase of connection fee in 2007.  However, in 2008, the unavailability of outside capital has greatly reduced the amount connection fee which could be generated from new projects.

Now we are going to cover the performance for 4th quarter and full year of 2008.

Fourth Quarter 2008 Results

In the fourth quarter, the company made a profit of $944 thousand USD.

During the fourth quarter, revenue was $6.54 million, down 30.24% from $9.38 million in the fourth quarter of 2007.

Gas sales in the fourth quarter of 2008 were $3.57 million, up 48.31% from sales of $2.41 million in the fourth quarter of 2007, and accounted for 54.52% of our revenues in the quarter.

Connection fees were $2.98 million, down 57.32% from $6.98 million the fourth quarter of 2007, and accounted for 45.48% of our revenues. We connected 8,227 new households in the fourth quarter of 2008, decrease of 53.5% from 17,677 new households connected in the fourth quarter of 2007.

Gross profit for the three months ended December 31, 2008 decreased 59.55%, to $2.26 million from $5.58 million in the fourth quarter of 2007. The overall decrease in gross profit was mainly driven by the decrease of connection fee, which has high gross margin. Gross margin in the fourth quarter of 2008 was 34.5%, compared to 59.5% in the fourth quarter of 2007.

Net income after tax for the fourth quarter of 2008 decreased 78.9% year-over-year to $0.94 million, down from $4.45 million in the fourth quarter of 2007.

Full Year 2008 Results

Revenue in fiscal year 2008 was $21.4 million, up5.83% from $20.3 million in 2007. With different challenges we faced last year as Mr. Liu just explained, we were able to maintain the sale amount comparable to 2007.

Gas Sales.  It is encouraging that revenue from gas sales was $12.2 million, up 66.71% from $7.3 million in 2007, equal to 56.7% of revenues. Such substantial increase was primarily attributable to the fact that our invested projects maintain steady development, and more and more users are added into our gas distribution network Given long term 25-30 years of concession right our operations have in different cities in China, we foresee stable cash flow generated from gas sales in the years to come.

Revenue from connection fees was $9.3 million, down 28.41% from $13.0 million in 2007, equal to 43.3% of revenues. A total of 26,770 new households were connected in 2008, down from 39,306 new households connected in 2007. Connection Fees offer much higher margin than Gas Sales. Therefore, the significant decrease of Connection Fees has greatly decreased the gross profit.

Gross profit for the year ended December 31, 2008 decreased 30.63%, to $7.5 million from $10.8 million in 2007. The overall decrease in gross profit was mainly driven by the decrease of connection fee. Gross margin in 2008 was 34.8%, compared to 53.1% in 2007.

Our sale and marketing expenses in the full year of 2008 were $1.37 million and approximately 5.3% of our net sales, compared with $0.61 million and about 3.0% of net sales 2007. We significantly increased our sales and marketing efforts for new projects in the first half of 2008, based on the assumption that $20 million debt financing would be available. We signed term sheet with one debt financing investor raising $20 million for the acquisition of the potential target projects.  The definitive agreements were expected to be signed in the second quarter of 2008. Unfortunately, as you all know, because of the US financial crisis, the debt financing didn’t happen.

General and administrative expenses were $3.64 million for the twelve months ended Dec 31, 2008, which was 72.51% higher than $2.11 million in last year. Other expenses were $545 thousand, $523 thousand higher than last year. The increase of the expenses was largely due to the contingent expenses of 1.2 million, substantial of which is non-recurrent, including the liquidated damages $481,800, the fee of legal counsel induced by then pending registration and financial consultant of $344,565, the escrow account expenses of 246,186, and the Sarbanes-Oxley (SOX) compliance costs about $140,000 for consultation, which was disclosed in the second quarter. And it also include the increase in the number of operating subsidiaries we own, from 26 to 27, which led to increases in salary, social insurance, traveling expenses and other expenses.

For 2008, the income tax rate applicable to Beijing Gas, the main subsidiary of Sino Gas in China, is currently 25% due to the change of income tax law in China. The income tax rate was 7.5% in 2007. The income tax expense is $904 thousands, compared with $531 thousand last year. Income tax expense alone is $373 thousands higher than last year.

Net income for 2008 decreased 79.23% year-over-year to $1.60 million, down from $7.71 million in 2007. As we just explained, this is due to the significant decrease of connection fee compared with last year, the increase of SG&A expense, substantial of which is non-recurrent, and the increase of income tax expense.

Balance Sheet and Cash Flow

As of December 31, 2008, the Company had $3.26 million in cash and cash equivalents, Stockholder' equity on December 31, 2008 was $57.9 million, The Company generated $4.21 million in cash from operating activities in 2008, compared to $13.1 million in 2007. Cash from investing activities was $16.96 million in 2008, down from $24.15 million in 2007.

The company has $2.12 million in short-term bank loans as of December 31, 2008.

Outlook

Going forward, Sino Gas will focus on the existing projects, explore their potentials, continue to improve our gas distribution network, enhance operating efficiency and cost structure, and maximize the return.

In the past several years, Sino Gas has strategically and geographically positioned itself in China. The company has heavily invested and built good foundation and network to get to the next level. The company currently operates on 37 gas distribution network in different parts of China, including 27 with concession right. And we will continue to target good opportunities to expand into small and medium size cities, and increase our market share.

As of today, Sino Gas has only developed small portion of the market we cover.

Sino Gas has experienced management team with solid industry background. Moreover, Sino Gas has good marketing team, who has proven track records to get good projects in targeted market. We are optimistic about our future growth once things are improved.

Thank you.

With that, I will now open the call to your questions. Operator, please?

(Q&A session)
Ms. Chai:

On behalf of the entire Sino Gas management team, we want to thank you for your interest and participation on this call.  If you have any interest in visiting Sino Gas, please let us know.  Please visit the Company website at www.sino-gas.com. Again, thanks for joining us on this call.  This concludes Sino Gas’s fourth Quarter and fiscal year 2008 Earnings Conference Call.